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                                                                     EXHIBIT 4.7


                                CREDIT AGREEMENT


                                 BY AND BETWEEN


                          COMERICA BANK-TEXAS ("BANK")


                                       AND


                    DIGITALCONVERGENCE.:COM INC. ("BORROWER")





                               DATED MAY 16, 2000



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
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                                                      INDEX
                                                                                                             PAGE
SECTION 1.    DEFINITIONS.....................................................................................1

     1.1      Defined Terms...................................................................................1

     1.2      Accounting Terms................................................................................1

     1.3      Singular and Plural.............................................................................1

SECTION 2.    TERMS, CONDITIONS AND PROCEDURES FOR CREDIT FACILITIES..........................................1

SECTION 3.    REPRESENTATIONS AND WARRANTIES..................................................................2

     3.1      Authority.......................................................................................2

     3.2      Due Authorization...............................................................................2

     3.3      Title to Property...............................................................................2

     3.4      Encumbrances....................................................................................2

     3.5      Subsidiaries....................................................................................2

     3.6      Taxes...........................................................................................2

     3.7      No-Defaults.....................................................................................2

     3.8      Enforceability of Agreement and Loan Documents..................................................3

     3.9      Non-contravention...............................................................................3

     3.10     Actions, Suits, Litigation or Proceedings.......................................................3

     3.11     Compliance with Laws............................................................................3

     3.12     Consents, Approvals and Filings, Etc............................................................3

     3.13     Contracts, Agreements and Leases................................................................3

     3.14     ERISA...........................................................................................4


                                                            i

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     3.15     No Investment Company...........................................................................4

     3.16     Left blank intentionally........................................................................4

     3.17     Environmental Representations...................................................................4

     3.18     Accuracy of Information.........................................................................5

     3.19     Left blank intentionally........................................................................5

     3.20     Intellectual Property...........................................................................5

SECTION 4.    AFFIRMATIVE COVENANTS...........................................................................5

     4.1      Preservation of Existence, Etc..................................................................5

     4.2      Keeping of Books................................................................................6

     4.3      Reporting Requirements..........................................................................6

     4.4      Financial Covenants.............................................................................8

     4.5      Inspections.....................................................................................8

     4.6      Further Assurances; Financing Statements........................................................8

     4.7      Funds Used to Provide Collateral................................................................8

     4.8      Indemnification.................................................................................8

     4.9      Governmental and Other Approvals................................................................8

     4.10     Insurance.......................................................................................9

     4.11     Compliance with ERISA...........................................................................9

     4.12     Environmental Covenants.........................................................................9

     4.13     Prior Notice of Encumbrances...................................................................10

     4.14     Registration of Intellectual Property Rights...................................................10

     4.15     Intellectual Property..........................................................................11

                                                            ii

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SECTION 5.    NEGATIVE COVENANTS.............................................................................11

     5.1      Capital Structure, Business Objects or Purpose.................................................11

     5.2      Mergers or Dispositions........................................................................11

     5.3      Comerica Bank Trust Account....................................................................12

     5.4      Acquisitions...................................................................................12

     5.5      Defaults on Other Obligations..................................................................12

     5.6      No Further Negative Pledges....................................................................12

SECTION 6.    EVENTS OF DEFAULT..............................................................................12

     6.1      Events of Default..............................................................................12

     6.2      Remedies Upon Event of Default.................................................................14

     6.3      Setoff.........................................................................................15

     6.4      Waiver of Certain Laws.........................................................................15

     6.5      Waiver of Defaults.............................................................................15

     6.6      Receiver.......................................................................................15

     6.7      Discretionary Credit and Credit Payable Upon Demand............................................15

     6.8      Application of Proceeds of Collateral..........................................................16

SECTION 7.    MISCELLANEOUS..................................................................................16

     7.1      Accounting Principles..........................................................................16

     7.2      Taxes and Fees.................................................................................16

     7.3      Governing Law..................................................................................16

     7.4      Audits of Collateral; Fees.....................................................................16

     7.5      Costs and Expenses.............................................................................17

                                                       iii

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     7.6      Notices........................................................................................17

     7.7      Further Action.................................................................................17

     7.8      Successors and Assigns; Participation..........................................................17

     7.9      Indulgence.....................................................................................18

     7.10     Amendment and Waiver...........................................................................18

     7.11     Severability...................................................................................18

     7.12     Headings and Construction of Terms.............................................................18

     7.13     Independence of Covenants......................................................................18

     7.14     Reliance on and Survival of Various Provisions.................................................18

     7.15     Effective Upon Execution.......................................................................18

     7.16     Complete Agreement; Conflicts..................................................................19

     7.17     Exhibits and Addenda...........................................................................19

     7.18     Left blank intentionally.......................................................................19

     7.19     WAIVER OF JURY TRIAL...........................................................................19

     7.20     ORAL AGREEMENTS INEFFECTIVE....................................................................19

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ADDENDA:
         Defined Terms Addendum
         Financial Covenants Addendum
         Loan Terms, Conditions and Procedures Addendum


EXHIBITS:
         Exhibit A - Form of Compliance Certificate
         Exhibit B - Form of Borrowing Base Certificate

SCHEDULES:
         Schedule 3.5               Subsidiaries
         Schedule 3.14              Employee Benefit Plans

                                                             iv

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         Schedule 3.17              Environmental Disclosures
         Schedule 3.20              Intellectual Property

                                         v


                                                                    EXHIBIT 4.7

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT (this "AGREEMENT") is made and delivered effective as of the 16th day of May, 2000, by and between DIGITALCONVERGENCE.:COM INC., a Delaware corporation ("BORROWER"), and COMERICA BANK-TEXAS, a Texas banking association ("BANK").

                                    RECITALS

         A. Borrower desires to obtain certain credit facilities from the Bank, and the Bank is willing to provide such credit facilities to and in favor of Borrower.

         B. Such credit facilities are subject to the terms and conditions set forth herein and in every other Loan Document.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Borrower and Bank agree as follows:

SECTION 1.                 DEFINITIONS

         1.1 DEFINED TERMS. The terms as used in this Agreement shall have the meanings assigned to such terms in the Defined Terms Addendum.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be determined and construed in accordance with GAAP.

         1.3 SINGULAR AND PLURAL. Where the context herein requires, the singular number shall be deemed to include the plural, the masculine gender shall include the feminine and neuter genders, and vice versa.

SECTION 2.                 TERMS, CONDITIONS AND PROCEDURES FOR CREDIT
                           FACILITIES

         Subject to the terms, conditions and procedures of this Agreement and each other Loan Document including, but not limited to, the terms, conditions and procedures set forth in the Defined Terms Addendum and Loan Terms, Conditions and Procedures Addendum, Bank agrees to make credit available to the Borrower on such dates and in such amounts as the Borrower shall request from time to time or as may otherwise be agreed to by Borrower and Bank.

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SECTION 3.                 REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and so long as Bank shall have any commitment or obligation to issue any Letters of Credit hereunder, and so long as any Indebtedness remains unpaid and outstanding under any Loan Document, as follows:

         3.1 AUTHORITY. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified and authorized to do business in each other jurisdiction in which the character of its assets or the nature of its business makes such qualification necessary.

         3.2 DUE AUTHORIZATION. Each Loan Party has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party or is otherwise bound, all of which have been duly authorized by all necessary action, and are not in contravention of law or the terms of any Loan Party's organizational or other governing documents.

         3.3 TITLE TO PROPERTY. Each Loan Party has good title to all property and assets purported to be owned by it, including those assets identified on the Financial Statements most recently delivered by Borrower to Bank.

         3.4 ENCUMBRANCES. There are no security interests or other Liens or encumbrances on, and no financing statements on file with respect to, any of the property or assets of any Loan Party, except for those previously disclosed in writing to Bank.

         3.5 SUBSIDIARIES. Borrower has no Subsidiaries, except as set forth in SCHEDULE 3.5 which Schedule sets forth the percentage of ownership of Borrower in each such Subsidiary as of the date of this Agreement.

         3.6 TAXES. Each Loan Party has filed, on or before their respective due dates, all federal, state, local and foreign tax returns which are required to be filed, or has obtained extensions for filing such tax returns, and is not delinquent in filing such returns in accordance with such extensions, and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively and diligently contested in good faith by appropriate proceedings, and if requested by Bank, have been bonded or reserved in an amount and manner satisfactory to Bank.

         3.7 NO-DEFAULTS. There exists no default (or event which, with the giving of notice or passage of time, or both, would result in a default) under the provisions of any instrument or agreement evidencing, governing, securing or otherwise relating to any Debt of any Loan Party.

         3.8 ENFORCEABILITY OF AGREEMENT AND LOAN DOCUMENTS. Each Loan Document has been duly executed and delivered by duly authorized officer(s) or other representative(s) of each Loan Party, and constitutes the valid and binding obligations of each Loan Party, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally at the time in effect.

         3.9 NON-CONTRAVENTION. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party or otherwise bound, are not in contravention of the terms of any indenture, agreement or undertaking to which any such Loan Party is a party or by which it is bound, except to the extent that such terms have been waived of that failure to comply with any such terms would not have a Material Adverse Effect.

         3.10 ACTIONS, SUITS, LITIGATION OR PROCEEDINGS. There are no actions, suits, litigation or proceedings, at law or in equity, and no proceedings before any arbitrator or by or before any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against or affecting any Loan Party, which, if adversely determined, could materially impair the right of any Loan Party to carry on its business substantially as now conducted or could have a Material Adverse Effect. No Loan Party is under investigation by, or is operating under any restrictions imposed by, any Governmental Authority.

         3.11 COMPLIANCE WITH LAWS. Each Loan Party has complied with all Governmental Requirements, including, without limitation, Environmental Laws, to the extent that failure to so comply could have a Material Adverse Effect.

         3.12 CONSENTS, APPROVALS AND FILINGS, ETC. Except as have been previously obtained or as otherwise expressly provided in this Agreement, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority and no material authorization, consent or approval from any other Person, is required in connection with the execution, delivery and performance by each Loan Party of any Loan Document to which it is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Borrower, any threatened attack, in any material respect, by appeal, direct proceeding or otherwise.

         3.13 CONTRACTS, AGREEMENTS AND LEASES. To Borrower's knowledge, no Loan Party is in default (beyond any applicable period of grace or cure) in complying with any provision of any material contract, agreement, indenture, lease or instrument to which it is a party or by which it or any of its properties or assets are bound, where such default would have a Material Adverse Effect. To Borrower's knowledge, each such contract, commitment, undertaking, agreement, indenture and instrument is in full force and effect and is valid and legally binding.

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         3.14     ERISA. Except as shown on SCHEDULE 3.14, no Loan Party
maintains or contributes to any employee benefit plan subject to Title IV of ERISA. Furthermore, no Loan Party has incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by such Loan Party, and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

         3.15 NO INVESTMENT COMPANY. No Loan Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Loan Party "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         3.16     LEFT BLANK INTENTIONALLY.

         3.17     ENVIRONMENTAL REPRESENTATIONS.

                  (a) No Loan Party has received any notice of any violation of any Environmental Law(s); and no Loan Party is a party to any litigation or administrative proceeding, nor, so far as is known by Borrower, is any litigation or administrative proceeding threatened against any Loan Party which, in any case,
                           (i) asserts or alleges that any Loan Party violated any Environmental Law(s), (ii) asserts or alleges that any Loan Party is required to clean up, remove or take any other remedial or response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials, or (iii) asserts or alleges that any Loan Party is required to pay all or a portion of any past, present or future clean-up, removal or other remedial or response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials by any Loan Party, and which, either singularly or in the aggregate, could have a Material Adverse Effect.

                  (b) To Borrower's knowledge, there are no conditions existing currently which could subject any Loan Party to damages, penalties, injunctive relief or clean-up costs under any applicable Environmental Law(s), or which require, or are likely to require, clean-up, removal, remedial action or other response pursuant to any applicable Environmental Law(s) by any Loan Party, and which, in any case, either singularly or in aggregate, could have a Material Adverse Effect.

                  (c) No Loan Party is subject to any judgment, decree, order or citation related to or arising out of any applicable Environmental Law(s), which, either singularly or in the aggregate, could have a Material Adverse Effect; and, to Borrower's knowledge, no Loan Party has been named or listed as a potentially responsible party by any Governmental Authority in any matter arising under any applicable Environmental Law(s), except as disclosed in SCHEDULE 3.17, and, in the event that any such matters are disclosed in said SCHEDULE 3.17 they will not, either singularly or in the aggregate, have a Material Adverse Effect.

                  (d) Each Loan Party has all permits, licenses and approvals required under applicable Environmental Laws, where the failure to so obtain or maintain any such permits, licenses or approvals could have a Material Adverse Effect.

         3.18 ACCURACY OF INFORMATION. The Financial Statements previously furnished to Bank have been prepared in accordance with GAAP and fairly present the financial condition of Borrower and, as applicable, the consolidated financial condition of Borrower and such other Person(s) as such Financial Statements purport to present, and the results of their respective operations as of the dates and for the periods covered thereby; and since the date(s) of said Financial Statements, there has been no material adverse change in the financial condition of Borrower or any other Person covered by such Financial Statements. No Loan Party, nor any such other Person has any material contingent obligations, liabilities for taxes, long-term leases or long-term commitments not disclosed by, or reserved against in, such Financial Statements. Each Loan Party is solvent, able to pay its respective debts as they mature, has capital sufficient to carry on its business and has assets the fair market value of which exceed its liabilities, and no Loan Party will be rendered insolvent, under-capitalized or unable to pay debts generally as they become due by the execution or performance of any Loan Document to which it is a party or by which it is otherwise bound.

         3.19     LEFT BLANK INTENTIONALLY.

         3.20 INTELLECTUAL PROPERTY. Borrower and each Loan Party own or have rights to use all Intellectual Property necessary to continue to conduct their respective businesses as now or heretofore conducted or proposed to be conducted, and each patent, trademark, copyright and license held by Borrower or such other Loan Party is listed, together with application or registration, numbers, as applicable, on SCHEDULE 3.20.

SECTION 4.                 AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, so long as Bank is committed to issue any Letter of Credit under this Agreement, and until all instruments and agreements evidencing any Loan which is payable on demand or which conditions advances upon the Bank's discretion are fully discharge and terminated, and thereafter, so long as any Indebtedness remains outstanding, it will, and, as applicable, it will cause each Loan Party within its control or under common control to:

         4.1 PRESERVATION OF EXISTENCE, ETC. Preserve and maintain its existence and preserve and maintain such of its rights, licenses, and privileges as are material to the business and operations conducted by it; qualify and remain qualified to do business in each jurisdiction in which such qualification is material to its business and operations or ownership of its properties, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all of its franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto.

         4.2 KEEPING OF BOOKS. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those Financial Statements to be delivered to Bank pursuant SECTION 4.3 hereof) prepared in accordance with GAAP; and permit Bank, or its representatives, at reasonable times and intervals, at Borrower's cost and expense, to visit any office of any Loan Party, discuss its financial matters with its officers, employees and independent certified public accountants, and by this provision, Borrower authorizes such officers, employees and accountants to discuss the finances and affairs of any Loan Party and to examine any of its books and other corporate records.

         4.3 REPORTING REQUIREMENTS. Furnish to Bank, or cause to be furnished to Bank, the following:

                  (a)      as soon as possible, and in any event within three
                           (3) calendar days after becoming aware of the occurrence or existence of each Default or Event of Default hereunder or any material adverse change in the financial condition of any Loan Party, a written statement of the chief financial officer of Borrower (or in his or her absence, a responsible senior officer of Borrower), setting forth details of such Default, Event of Default or change, and the action which Borrower has taken, or has caused to be taken, or proposes to take, or to cause to be taken, with respect thereto;

                  (b) as soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, audited Financial Statements of Borrower and such other of the Loan Parties as may be required by the Bank, consolidated, as applicable, including a balance sheet, income statement, statement of profit and loss, surplus reconciliation statement and statement of cash flows, for and as of such fiscal year then ending, with comparative numbers for the preceding fiscal year, and such other comments and financial details as are usually included in similar reports. Such audited Financial Statements shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrower and approved by Bank and shall contain unqualified opinions as to the fairness of the statements therein contained.

                  (c)      as soon as available, and in any event within thirty
                           (30) days after and as of the end of each calendar month, including the last such reporting period of each of Borrower's fiscal years, balance sheets and income statements of Borrower and such of the other Loan Parties as may be required by the Bank, consolidated, as applicable, for and as of such reporting period then ending and for and as of that portion of the fiscal year then ending, with comparative numbers for the same period of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower and, as applicable, each other Loan Party as to consistency with prior financial reports and accounting periods, accuracy and fairness of presentation;

                  (d) promptly upon the request of the Bank, agings and reports of accounts receivable of Borrower and such of the Loan Parties as may be required by the Bank, in form and detail satisfactory to Bank;

                  (e) promptly upon the request of the Bank, agings and reports of accounts payable of Borrower and such of the other Loan Parties as may be required by the Bank, in form and detail satisfactory to Bank;

                  (f) simultaneously with any request by Borrower from time to time that a Letter of Credit be issued pursuant to the terms of this Agreement, a Borrowing Base Certificate dated as of the date of such request for issuance of a Letter of Credit;

                  (g) promptly upon receipt thereof, copies of all management letters and other substantive reports submitted to any Loan Party by independent certified public accountants in connection with any annual audit of any such party;

                  (h) within thirty (30) days after the end of each calendar quarter, a Compliance Certificate dated as of the end of such calendar quarter.

                  (i) promptly after filing the same, a copy of Borrower's annual federal income tax return; and

                  (j)      as soon as available, but in no event more than forty
                           (45) days after the end of each fiscal quarter, a copy of Borrower's Form 10-Q as filed with the United States Securities and Exchange Commission (the "Form 10-Q"); provided that Borrower shall not be required to provide the Bank with a copy of the initial Form 10-Q until such time as Borrower is first required by applicable law to file the same; and

                  (k) promptly, and in form and detail reasonably satisfactory to Bank, such other Information as Bank may reasonably request from time to time.

         4.4 FINANCIAL COVENANTS. Borrower will maintain all financial covenants set forth in the Financial Covenants Addendum.

         4.5 INSPECTIONS. Permit Bank, through its authorized attorneys, accountants and representatives, at Borrower's cost and expense, to examine each Loan Party's books, accounts, records, ledgers, assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours, upon oral or written request of Bank.

         4.6 FURTHER ASSURANCES; FINANCING STATEMENTS. Furnish Bank, at Borrower's expense, upon Bank's request and in form satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such additional pledges, assignments, lien instruments or other security instruments, consents, acknowledgments, subordinations and financing statements covering any or all of the Collateral pledged, assigned or encumbered pursuant to any Loan Document, of every nature and description, whether now owned or hereafter acquired by Borrower or any other Person providing such Collateral, together with such other documents or instruments as Bank may require to effectuate more fully the purposes of any Loan Document.

         4.7 FUNDS USED TO PROVIDE COLLATERAL. Use funds to obtain Comerica Bank-Texas certificates of deposit, which certificates of deposit are to be provided to Bank as Collateral for the issuance of any Letter of Credit hereunder, which are: (i) not be subject to the prior Lien of any Person other than Bank, (ii) obtained solely from the proceeds of sale by Borrower of equity interests in Borrower, which proceeds of sale shall have been deposited in Comerica Bank-Texas Custodial Account No. 43-01-100-0569808. Promptly upon the request of the Bank, the Borrower shall provide to Bank such documentation and other evidence satisfactory to Bank that such funds comply with this Section 4.7.

         4.8 INDEMNIFICATION. Indemnify, defend and save Bank harmless from any and all claims, losses, costs, damages, liabilities, obligations and expenses, including, without limitation, reasonable attorneys' fees (whether inside or outside counsel is used), incurred by Bank by reason of any Default or Event of Default, in defending or protecting the Liens which secure or purport to secure all or any portion of the Indebtedness, whether existing under any Loan Document or otherwise or the priority thereof, or in enforcing the obligations of Borrower or any other Person under or pursuant to any Loan Document, or in the prosecution or defense of any action proceeding concerning any matter growing out of or connected with the Collateral or any Loan Document, INCLUDING ANY CLAIMS, LOSES, COSTS, DAMAGES, LIABILITIES, OBLIGATIONS, AND EXPENSES RESULTING FROM BANK'S OWN NEGLIGENCE, except and to the extent but only to the extent caused by Bank's gross negligence or willful misconduct.

         4.9 GOVERNMENTAL AND OTHER APPROVALS. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and/or performance by any Loan Party of any Loan Document to which it is a party.

         4.10 INSURANCE. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including, without limitation, loss of rent and/or business interruption insurance and boiler and machinery insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to any Loan Document or property in which the Bank shall have a Lien of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Borrower (or other Person providing Collateral), and such policies shall also provide that they may not be canceled or changed without thirty (30) days' prior written notice to Bank. Upon the request of Bank, all of said policies, or copies thereof, including all endorsements thereon and those required hereunder, shall be deposited with Bank.

         4.11 COMPLIANCE WITH ERISA. In the event that any Loan Party or any of its Subsidiaries maintain(s) or establish(es) a Pension Plan subject to ERISA, (a) comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated, including, but not limited to, the minimum funding requirements thereof; (b) promptly notify Bank upon the occurrence of a "reportable event" or "prohibited transaction" within the meaning of ERISA, or that the PBGC or any Loan Party has instituted or will institute proceedings to terminate any Pension Plan, together with a copy of any proposed notice of such event which may be required to be filed with the PBGC; and (c) furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each Pension Plan covered by ERISA, and filed with the Internal Revenue Service by any Loan Party not later than thirty (30) days after such report has been so filed.

         4.12     ENVIRONMENTAL COVENANTS.

                  (a) Comply with all applicable Environmental Laws, and maintain all permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could have a Material Adverse Effect.

                  (b) Promptly notify Bank, in writing, as soon as Borrower becomes aware of any condition or circumstance which makes any of the environmental representations or warranties set forth in this Agreement incomplete, incorrect or inaccurate in any material respect as of any date; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by any Loan Party, or of any circumstance or condition which requires or may require, a financial contribution by any Loan Party, or a clean-up, removal, remedial action or other response by or on behalf of any Loan Party, under applicable Environmental Law(s), or which seeks damages or civil, criminal or punitive penalties from any Loan Party or any violation or alleged violation of Environmental Law(s).

                  (c) Borrower hereby agrees to indemnify, defend and hold Bank, and any of Bank's past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all claims, losses, damages, suits, penalties, costs, liabilities, obligations and expenses (including, without limitation, reasonable legal expenses and attorneys' fees, whether inside or outside counsel is used) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by any Loan Party or in any way related to any property owned or operated by any Loan Party or due to any acts of any Loan Party or any of its officers, directors, shareholders, employees, consultants and/or representatives INCLUDING ANY CLAIMS, LOSSES, DAMAGES, SUITS, PENALTIES, COSTS, LIABILITIES, OBLIGATIONS OR EXPENSES, RESULTING FROM BANK'S OWN NEGLIGENCE; provided however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such claims, losses, damages, suits, penalties, costs, liabilities, obligations or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees.

         4.13 PRIOR NOTICE OF ENCUMBRANCES. Provide Bank with prior written notice of any Encumbrance on the property or assets of Borrower or any Loan Party.

         4.14 REGISTRATION OF INTELLECTUAL PROPERTY RIGHTS. Borrower and each other Loan Party shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those Intellectual Property rights listed in SCHEDULE 3.20 to this Agreement or in any security agreement now or hereafter securing or purporting to secure any of the Indebtedness within thirty (30) days of the date of such agreement. Borrower and each other Loan Party shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those additional Intellectual Property rights developed or acquired by Borrower or such other Loan Party from time to time prior to the sale or licensing of such product to any third party including, without limitation, revisions or additions to the Intellectual Property rights listed in SCHEDULE 3.20 to this Agreement or in any agreement now or hereafter securing or purporting to secure any of the Indebtedness.

                  (a)      Left blank intentionally.

                  (b) Borrower and each other Loans Party shall (i) protect, defend and maintain the validity and enforceability of all trademarks, patents and copyrights and other Intellectual Property now or hereafter securing or purporting to secure any of the Indebtedness, (ii) use commercially reasonable efforts to detect infringements of the same and promptly advise Bank in writing of material infringements detected and not allow any of the same to be abandoned, forfeited or dedicated to the public.

                  (c)      Left blank intentionally.

         4.15 INTELLECTUAL PROPERTY. Borrower and each Loan Party will conduct their respective businesses and affairs without infringement of or interference with any Intellectual Property of any other Person.

SECTION 5.                 NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as Bank is committed to issue any Letter of Credit under this Agreement, and thereafter, so long as any Indebtedness remains outstanding, it will not, and it will not allow any Loan Party within its control or under common control to, without the prior written consent of the Bank:

         5.1 CAPITAL STRUCTURE, BUSINESS OBJECTS OR PURPOSE. Purchase, acquire or redeem any of its equity ownership interests, or enter into any reorganization or recapitalization or reclassify its equity ownership interests, or make any material change in its capital structure or general business objects or purpose; PROVIDED, HOWEVER, that Borrower shall (i) be permitted to receive capital contributions (not loans) from investors, (ii) be permitted to establish a holding company which may own 100% of the issued and outstanding shares of Borrower, provided, however, that the property and assets of Borrower may not be transferred to such holding company, and (iii) be permitted to proceed with the initial public offering of stock pursuant to the terms of that certain registration statement of Borrower dated April 28, 2000 and filed with the United States Securities and Exchange Commission.

         5.2 MERGERS OR DISPOSITIONS. Change its name, enter into any merger or consolidation, or sell, lease, transfer, relocate or dispose of all, substantially all, or any material part of its assets (whether in a single transaction or in a series of transactions), PROVIDED, HOWEVER, that Borrower may enter into a merger or consolidation without the prior approval of Bank if as a result of such merger: (i) Borrower is the surviving entity, (ii) The majority of the management of Borrower immediately prior to such merger or consolidation shall be the management of the surviving entity, and the Borrower is not in violation of any covenant contained in this Agreement or the Loan Documents at the time of such merger or consolidation, nor projected to be in violation of any covenant following the consummation of such merger or consolidation. Borrower shall promptly notify Bank of such merger or consolidation upon consummation of the same.

         5.3 COMERICA BANK TRUST ACCOUNT. Permit funds from its operations or any source other than the sale of equity interests in Borrower to be deposited in Comerica Bank-Texas Custodial Account No. 43-01-100-0569808 (the "Trust Account"), which Trust Account shall be the sole source of funds for obtaining the certificates of deposit which are to be provided to Bank as Collateral hereunder. Promptly upon the request of the Bank, Borrower shall provide to Bank such documentation and other evidence satisfactory to Bank that the funds on deposit in the Trust Account originate solely from the sale of equity interests in Borrower.

         5.4 ACQUISITIONS. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, PROVIDED, HOWEVER, that Borrower may purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock or other ownership interests of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition without the prior approval of Bank if as a result of such transaction: (i) Borrower is the surviving entity, (ii) the majority of the management of Borrower immediately prior to such transaction shall be the management of the surviving entity, and (iii) Borrower is not in violation of any covenant contained in this Agreement or the Loan Documents at the time of the transaction, nor projected to be in violation of any covenant following the consummation of such transaction. Borrower shall promptly notify Bank of such transaction upon consummation of the same.

         5.5 DEFAULTS ON OTHER OBLIGATIONS. Fail to perform, observe or comply duly with any covenant, agreement or other obligation to be performed, observed or complied with by any Loan Party, subject to any grace periods provided therein, which failure could have a Material Adverse Effect.

         5.6 NO FURTHER NEGATIVE PLEDGES. Enter info or become subject to any agreement (other than this Agreement or the Loan Documents) (a) prohibiting the guaranteeing by any Loan Party of any obligations, (b) prohibiting the creation or assumption of any Lien upon the properties or assets of any Loan Party, whether now owned or hereafter acquired or (c) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

SECTION 6.                 EVENTS OF DEFAULT

         6.1 EVENTS OF DEFAULT. The occurrence or existence of any of the following conditions or events shall constitute an "Event of Default" hereunder:

                  (a) upon non-payment of any principal, interest or other sums due under the terms of this Agreement, or under any other instrument or evidence of Indebtedness, whether under this Agreement, or otherwise, in any case, when due in accordance with the terms hereof or thereof;

                  (b) default in the observance or performance of any of the other conditions, covenants or agreements of Borrower set forth in this Agreement;

                  (c) any representation or warranty made by any Loan Party in any Loan Document shall be untrue or incorrect in any material respect;

                  (d) any default or event of default, as the case may be, in the observance or performance of any of the conditions, covenants or agreements of any Loan Party set forth in any Loan Document and continuation thereof beyond any applicable period of grace or cure provided with respect thereto;

                  (e) any default by any Loan Party, in the payment of any Debt (other than Debt owing to Bank), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto and, in each such case, continuation thereof beyond any applicable grace or cure period;

                  (f) the rendering of one or more judgments or decrees for the payment of money, against any Loan Party, and such judgment(s) or decree(s) shall remain unvacated, unbonded or unstayed, by appeal or otherwise, for period of sixty (60) consecutive days after the date of entry;

                  (g) if there shall be any change in the management, ownership or control of Borrower, whether by reason of incapacity, death, resignation, termination or otherwise, which, in Bank's sole judgment, shall have a material adverse effect upon the future prospects for the successful operation by Borrower, of its businesses as conducted before such change, or its ability to pay and perform its liabilities and obligations under this Agreement, the Indebtedness, or the Loan Documents;

                  (h) the failure by any Loan Party, to meet the minimum funding requirements under ERISA with respect to any Pension Plan established or maintained by it; the occurrence of any "reportable event", as defined in ERISA, which could constitute grounds for termination by the PBGC of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or any Loan Party, as the case may be; or the institution of any proceedings by the PBGC to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan;

                  (i) if any Loan Party, becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver, liquidator, conservator or other custodian for any Loan Party, or a substantial part of its property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver, liquidator, conservator or other custodian is appointed for any Loan Party, or for a substantial part of its property, and the same is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against any Loan Party, and, if instituted against any Loan Party, the same is consented to or acquiesced in by any such Loan Party or otherwise remains undismissed for thirty (30) days; or any warrant of attachment is issued against any substantial part of the property of any Loan Party, which is not released within thirty (30) days of service thereof; or

                  (j) if any Loan Document shall be terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Bank's prior written consent.

         6.2 REMEDIES UPON EVENT OF DEFAULT. At any time during the existence of any Event of Default as it is defined in Section 6.1(b) or Section 6.1(d), which default remains uncured for a period of five (5) business days, or upon the occurrence and at any time during the existence or continuance of any other Event of Default, but in either occurrence without impairing or otherwise limiting the Bank's right to demand payment of all or any portion of the Indebtedness which is payable on demand, at Bank's option, Bank may give notice to Borrower declaring all or any portion of the Indebtedness remaining unpaid and outstanding, to be due and payable in full without presentation, demand, protest, notice of dishonor, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, whereupon all such Indebtedness shall immediately become due and payable. Furthermore, upon the occurrence of a Default or Event of Default and at any time during the existence or continuance of any Default or Event of Default, but without impairing or otherwise limiting the right of Bank, if reserved under any Loan Document, to make or withhold financial accommodations at its discretion, to the extent not yet disbursed, any commitment by Bank to issue any further Letters of Credit for Borrower's account under this Agreement shall automatically terminate; provided, should such Default or Event of Default be cured to Bank's satisfaction, Bank may, but shall be under no obligation to, reinstate any such commitment by written notice to Borrower. Notwithstanding the foregoing, in the case of an Event of Default under Section 6.1(i), and notwithstanding the lack of any notice, demand or declaration by Bank, the entire Indebtedness remaining unpaid and outstanding shall become automatically due and payable in full, and any commitment by Bank to issue any further Letters of Credit for Borrower's account shall be automatically and immediately terminated, without any requirement of notice or demand by Bank upon Borrower, each of which are hereby expressly waived by Borrower. The foregoing rights and remedies are in addition to any other rights, remedies and privileges Bank may otherwise have or which may be available to it, whether under this Agreement, any other Loan Document, by law, or otherwise.

         6.3 SETOFF. In addition to any other rights or remedies of Bank under any Loan Document, by law or otherwise, upon the occurrence and during the continuance or existence of any Event of Default, Bank may, at any time and from time to time, without notice to Borrower (any requirements for such notice being expressly waived by Borrower), setoff and apply against any or all of the Indebtedness (whether or not then due), any or all deposits (general or special, time or demand, provisional or final) at any time held by Borrower and other indebtedness at any time owing by Bank to or for the credit or for the account of Borrower, and any property of Borrower from time to time in possession or control of Bank, irrespective of whether or not Bank shall have made any demand hereunder or for payment of the Indebtedness and although such obligations ma be contingent or unmatured, and regardless of whether any Collateral then held by Bank is adequate to cover the Indebtedness. The rights of Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Bank may otherwise have. Borrower hereby grants Bank a Lien on and security interest in all such deposits indebtedness and other property as additional collateral for the payment and performance of the Indebtedness.

         6.4 WAIVER OF CERTAIN LAWS. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim to any security interest or other Lien contemplated by or granted under or in connection with this Agreement or the Indebtedness.

         6.5 WAIVER OF DEFAULTS. No Default or Event of Default shall be waived by Bank except in a written instrument specifying the scope and terms of such waiver and signed by an authorized officer of Bank, and such waiver shall be effective only for the specific time(s) and purpose(s) given. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Default or Event of Default shall extend to any other or further Default or Event of Default. No forbearance on the part of Bank in enforcing any of Bank's rights or remedies under any Loan Document shall constitute a waiver of any of its rights or remedies. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

         6.6 RECEIVER. Bank, in any action or suit to foreclose upon any of the Collateral, shall be entitled, without notice or consent, and completely without regard to the adequacy of any security for the Indebtedness, to the appointment of a receiver of the business and premises in question, and of the rents and profits derived therefrom. This appointment shall be in addition to any other rights, relief or remedies afforded Bank. Such receiver, in addition to any other rights to which he shall be entitled, shall be authorized to sell, foreclose or complete foreclosure on Collateral for the benefit of Bank, pursuant to provisions of applicable law.

         6.7 DISCRETIONARY CREDIT AND CREDIT PAYABLE UPON DEMAND. To the extent that any of the Indebtedness shall, at anytime, be payable upon demand, nothing contained in this Agreement, or any other Loan Document, shall be construed to prevent Bank from making demand, without notice and with or without reason, for immediate payment of all or any part of such Indebtedness at any time or times, whether or not a Default or Event of Default has occurred or exists. In the event that such demand is made upon any portion of the Indebtedness, the Bank, at its election, may terminate any commitment by Bank to issue any further Letters of Credit for Borrower's account under this Agreement or otherwise. Furthermore, to the extent any Loan Document authorizes the Bank, at its discretion, to make or to decline to make financial accommodations to the Borrower, nothing contained in this Agreement or any other Loan Document shall be construed to limit or impair such discretion or to commit or otherwise obligate the Bank to make any such financial accommodation.

         6.8 APPLICATION OF PROCEEDS OF COLLATERAL. Notwithstanding anything to the contrary set forth in any Loan Document, after an Event of Default, the proceeds of any of the Collateral, together with any offsets, voluntary payments, and any other sums received or collected in respect of the Indebtedness, may be applied in such order and manner as determined by Bank in its sole and absolute discretion.

SECTION 7.                 MISCELLANEOUS

         7.1 ACCOUNTING PRINCIPLES. Except to the extent expressly stated to the contrary herein, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for purposes of this Agreement, it shall be done in accordance with GAAP, and all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

         7.2 TAXES AND FEES. Unless otherwise prohibited by applicable law, should any tax (other than a tax based upon the net income of Bank,) or recording or filing fee become payable in respect of any Loan Document, any of the Collateral, any of the Indebtedness or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay such taxes (or reimburse Bank therefor upon demand for reimbursement), together with any interest or penalties thereon, and agrees to hold Bank harmless with respect thereto.

         7.3 GOVERNING LAW. Each Loan Document shall be deemed to have been delivered in the State of Texas, and shall be governed by and construed and enforced in accordance with the laws of the State of Texas, except to the extent that the Uniform Commercial Code, other personal property law or real property law of another jurisdiction where Collateral is located is applicable, and except to the extent expressed to the contrary in any Loan Document. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         7.4 AUDITS OF COLLATERAL; FEES. Bank shall have the right from time to time to audit Collateral pledged by any Loan Party, provided that such audits will be conducted no more than one (1) time(s) in any fiscal year unless an Event of Default has occurred. Borrower agrees to reimburse

Bank, on demand, for customary and reasonable fees and costs incurred by Bank for such audits and for each appraisal of Collateral and financial analysis and examination of Borrower or any other
Loan Party performed from time to time.

         7.5 COSTS AND EXPENSES. Borrower shall pay Bank, on demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses (whether inside or outside counsel is used), incurred by Bank in perfecting, revising, protecting or enforcing any of its rights or remedies against any Loan Party or any Collateral, or otherwise incurred by Bank in connection with any Default or Event of Default or the enforcement of the Loan Documents or the Indebtedness. Following Bank's demand upon Borrower for the payment of any such costs and expenses, and until the same are paid in full, the unpaid amount of such costs and expenses shall constitute Indebtedness and shall bear interest at the Default Rate.

         7.6 NOTICES. All notices and other communications provided for in any Loan Document (unless otherwise expressly stipulated therein) ox contemplated thereby, given thereunder or required by law to be given, shall be in writing (unless expressly provided to the contrary). If personally delivered, such notices shall be effective when delivered, and in the case of mailing or delivery by overnight courier, such notices shall be effective when placed in an envelope and deposited at a post office or official depository under the exclusive care and custody of the United States Postal Service or delivered to an overnight courier, postage prepaid, in each case addressed to the parties as set forth on the signature page of this Agreement, or to such other address as a party shall have designated to the other in writing in accordance with this Section. In the case of mailing, the mailing shall be by certified or first class mail. The giving of at least five (5) days' notice before Bank shall take any action described in any notice shall conclusively be deemed reasonable for all purposes; provided, that this shall not be deemed to require Bank to give such five (5) days' notice, or any notice, if not specifically required to do so in this Agreement.

         7.7 FURTHER ACTION. Borrower, from time to time, upon written request of Bank, will promptly make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and promptly take all such further action as may be reasonably required to carry out the intent and purpose of the Loan Documents, and to provide for the Letters of Credit thereunder, according to the intent and purpose therein expressed.

         7.8 SUCCESSORS AND ASSIGNS; PARTICIPATION. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns. The foregoing shall not authorize any assignment or transfer by Borrower, of any of its respective rights, duties or obligations hereunder, such assignments or transfers being expressly prohibited. Bank, however, may freely assign, whether by assignment, participation or otherwise, its rights and obligations hereunder, and is hereby authorized to disclose to any such assignee or participant (or proposed assignee or participant) any financial or other information in its knowledge or possession regarding any Loan Party or the Indebtedness.

         7.9 INDULGENCE. No delay or failure of Bank in exercising any right, power or privilege hereunder or under any of the Loan Documents shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege available to Bank. The rights and remedies of Bank hereunder are cumulative and are not exclusive of any rights or remedies of Bank.

         7.10 AMENDMENT AND WAIVER. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank, and then such waiver or consent shall be effective only in the specific instance(s) and for the specific time(s) and purpose(s) for which given.

         7.11 SEVERABILITY. In case any one or more of the obligations of any Loan Party under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of such Loan Party shall not in any way be affected or impaired thereby, and such invalidity, illegally or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of such Loan Party under any Loan Document in any other jurisdiction.

         7.12 HEADINGS AND CONSTRUCTION OF TERMS. The headings of the various sub-Sections hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof. Where the context herein requires, the singular number shall include the plural, and any gender shall include any other gender.

         7.13 INDEPENDENCE OF COVENANTS. Each covenant hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of any Default or Event of Default.

         7.14 RELIANCE ON AND SURVIVAL OF VARIOUS PROVISIONS. All terms, covenants, agreements, representations and warranties of any Loan Party made in any Loan Document, or in any certificate, report, financial statement or other document furnished by or on behalf of any Loan Party in connection with any Loan Document, shall be deemed to have been relied upon by Bank, notwithstanding any investigation heretofore or hereafter made by Bank or on Bank's behalf, and those covenants and agreements of Borrower set forth in Sections 4.8 and 4.12 hereof (together with any other indemnities of Borrower contained elsewhere in any Loan Document) shall survive the termination of this Agreement and the repayment in full of the Indebtedness.

         7.15 EFFECTIVE UPON EXECUTION. This Agreement shall become effective upon the execution hereof by Bank and Borrower, and shall remain effective until the Indebtedness under this Agreement and each Letter of Credit and the related Loan Documents shall have been repaid and discharged in full and no commitment to extend any credit hereunder (whether optional or obligatory) remains outstanding.

         7.16 COMPLETE AGREEMENT; CONFLICTS. The Loan Documents contain the entire agreement of the parties thereto, and none of the parties shall be bound by anything not expressed in writing. In the event that and to the extent that any of the terms, conditions or provisions of any of the other Loan Documents are inconsistent with or in conflict with any of the terms, conditions or provisions of this Agreement, the applicable terms, conditions and provisions of this Agreement shall govern and control.

         7.17 EXHIBITS AND ADDENDA. The following Addenda, Exhibits and Schedules are attached to this Agreement and are incorporated into this Agreement by this reference and made a part hereof for all purposes:

                  ADDENDA:
                  Defined Terms Addendum
                  Financial Covenants Addendum
                  Loan Terms, Conditions and Procedures Addendum

                  EXHIBITS:
                  Exhibit A - Form of Compliance Certificate
                  Exhibit B - Form of Borrowing Base Certificate

                  SCHEDULES:
                  Schedule 3.5          Subsidiaries
                  Schedule 3.14         Employee Benefit Plans
                  Schedule 3.17         Environmental Disclosures
                  Schedule 3.20         Intellectual Property

         7.18     LEFT BLANK INTENTIONALLY.

         7.19 WAIVER OF JURY TRIAL. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF EITHER OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

         7.20 ORAL AGREEMENTS INEFFECTIVE. THIS AGREEMENT AND THE OTHER "LOAN AGREEMENTS" (AS DEFINED IN SECTION 26.02 A (2) OF THE TEXAS

BUSINESS & COMMERCE CODE, AS AMENDED) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THIS AGREEMENT AND THE OTHER WRITTEN LOAN AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                              Remainder of the Page
                            Intentionally Left Blank

                            Signature Page to Follow

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK - TEXAS                   DIGITALCONVERGENCE.:COM INC.

By:      /s/  Steven M. Moiles          By:   /s/  William S. Leftwich
   -------------------------------      ------------------------------------
Name:    Steven M. Moiles               Name:    William S. Leftwich
Title:   Vice President                 Title:   CFO

Address:  1601 Elm Street               Address:  9101 N. Central Expressway
          Dallas, Texas 75201                     6th Floor
          P.O. Box 650282                         Dallas, Texas 75231
          Dallas, Texas 75262-0282

Attn: Steven M. Moiles                  Attn: William Leftwich

Telefax No.: 214/890-4369               Telefax No.: 214/292-6914

                             DEFINED TERMS ADDENDUM

SECTION 1.                 DEFINITIONS

         1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following respective meanings:

         "ACCOUNT DEBTOR" shall mean the party who is obligated on or under any Account.

         "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS", "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" and "INVENTORY" shall have the respective meanings assigned to them in the UCC on the date of this Agreement.

         "ACCOUNTS RECEIVABLE" shall mean and include all Accounts, Chattel Paper, General Intangibles, contract rights, deposit accounts, documents and Instruments now owned or hereafter acquired by Borrower and, to the extent applicable, any other Loan Party pledging or purporting to pledge the same as security for all or any part of the Indebtedness.

         "AFFILIATE" shall mean, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AFFILIATE RECEIVABLES" shall mean, as of any time of determination, any amounts in respect of loans or advances owing to Borrower or another Loan Party from any of its Subsidiaries or Affiliates at such time.

         "AGREEMENT" shall mean this Credit Agreement, including the Defined Terms Addendum, the Financial Covenants Addendum and the Loan Terms, Conditions and Procedures Addendum, together with all exhibits and schedules, as it may be amended from time to time.

         "BANKRUPTCY CODE" shall mean Title 11 of the United States Code, as amended, or any successor act or code.

         "BORROWING BASE CERTIFICATE" shall mean a certificate in the form of EXHIBIT B.

         "BORROWING BASE LIMITATION" shall mean the lesser of:

                  (a)      ONE HUNDRED MILLION DOLLARS ($100,000,000.00); or

                  (b) The value of Comerica Bank-Texas certificates of deposit issued in the name of Borrower and delivered and pledged to Bank as Collateral.

         "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or holiday, on which the Bank is open to carry on all or substantially all of its normal commercial lending business in Dallas, Texas.

         "CAPITAL EXPENDITURE" shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to (a) or (b) above.

         "COLLATERAL" shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of the Indebtedness.

         "COMPLIANCE CERTIFICATE" shall mean a certificate to be furnished by Borrower to Bank, in the form of EXHIBIT A, certified by the chief financial officer of Borrower (or in such officer' absence, another responsible officer of Borrower) pursuant to SECTION 4.3 of this Agreement, certifying that, as of the date thereof, no Default or Event of Default shall have occurred and be continuing, or if any Default or Event of Default shall have occurred and be continuing, specifying in detail the nature and period of existence thereof and any action taken or proposed to be taken by Borrower with respect thereto, also certifying as to whether Borrower is in compliance with the financial covenants in the Financial Covenants Addendum to this Agreement (which certificate shall set forth in reasonable detail the calculations and resultant ratios and financial tests determined thereunder).

         "CONSOLIDATED" or "CONSOLIDATED" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to "consolidated" financial statements or data of the Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

         "DEBT" shall mean, as of any applicable date of determination thereof, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP. In the case of Borrower, the term "Debt" shall include, without limitation, the Indebtedness.

         "DEFAULT" shall mean, any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

         "DEFAULT RATE" shall mean, at any time of determination thereof with respect to the applicable portion of the Indebtedness, a per annum rate of interest equal to the sum of the contractual rate of interest which would apply to such Indebtedness if the Default Rate was not then in effect plus three percent (3%).

         "DISBURSEMENT DATE" shall mean the date upon which Bank issues a Letter of Credit under this Agreement.

         "DISTRIBUTION" shall mean any dividend on or other distribution (whether by reduction of capital or otherwise) with respect to any shares of capital stock (or other ownership interests), except for dividends from a Subsidiary of a Loan Party to another of its Subsidiaries.

         "ENVIRONMENTAL LAW(S)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials or otherwise intended to regulate or improve health, safety or the environment, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called "superfund" or "superlien" law, pertaining to Hazardous Materials on or about any of the Collateral, or any other property at any time owned, leased or otherwise used by any Loan Party, or any portion thereof, including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at anytime hereafter in effect.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

         "EVENT OF DEFAULT" shall mean any of those conditions or events listed in Section 6.1 of this Agreement.

         "FINANCIAL STATEMENTS" shall mean all balance sheets, income statements, statements of profit and loss, surplus reconciliation statements, statements of cash flow and other financial data, statements and reports (whether of Borrower, any of its Subsidiaries, or any other Loan Party or otherwise) which are required to, have been, or may from time to time hereafter, be furnished to Bank, for the purposes of, or in connection with, this Agreement, the transactions contemplated hereby or any of the Indebtedness.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "GOOD FAITH" or "good faith" shall have the meaning ascribed to the term "good faith" in Article 1.201 (19) of the UCC on the date of this Agreement.

         "GOVERNMENTAL AUTHORITY" shall mean the United States, each state, each county, each city, and each other political subdivision in which all or any portion of the Collateral is located, and each other political subdivision, agency, or instrumentality exercising jurisdiction over Bank, any Loan Party or any Collateral.

         "GOVERNMENTAL REQUIREMENTS" shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to any Loan Party, any of the Indebtedness or any
Collateral.

         "HAZARDOUS MATERIAL" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Law(s).

         "INDEBTEDNESS" shall mean all loans, advances, indebtedness, obligations and liabilities of any Loan Party to Bank under any Loan Document, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Bank, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, voluntary or involuntary, known or unknown, originally payable to Bank or to a third party and subsequently acquired by Bank including, without limitation, any: late charges; loan fees or charges; overdraft indebtedness; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any Lien or in pursuing any of its rights or remedies under any Loan Document or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower; debts, obligations and liabilities for which Borrower would otherwise be liable to the Bank were it not for the invalidity or enforceability of them by reason of any bankruptcy, insolvency or other law or for any other reason; and reasonable costs and expenses of attorneys and paralegals, whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise; provided, however, that the term Indebtedness shall not include any consumer loan to the extent treatment of such loan as part of the Indebtedness would violate any Governmental Requirement.

         "INTELLECTUAL PROPERTY" shall mean:

                  (a) copyright rights, copyright applications, copyright registrations and like protections in work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret (collectively, the "COPYRIGHTS");

                  (b) trade secrets and any and all intellectual property rights in computer software and computer software products;

                  (c)      design rights;

                  (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same;

                  (e) trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks or servicemarks (collectively, the "TRADEMARKS");

                  (f) rights to the proceeds (excluding attorneys' and other professional and expert fees and expenses) arising from any and all claims or damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue on behalf of and collect such damages for said use or infringement of the intellectual property rights identified above;

                  (g) licenses and other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by any such license or right;

                  (h) amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

                  (i) proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

         "LETTER OF CREDIT" shall mean a letter of credit issued by the Bank for the account of and/or upon the application of any Loan Party in accordance with this Agreement, as such Letter of Credit may be amended, supplemented, extended or confirmed from time to time.

         "LETTER OF CREDIT LIABILITIES" shall mean, at any time and in respect of all Letters of Credit, the sum of (a) the aggregate amount available to be drawn under all such Letters of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations then due and payable in respect of previous drawings under such Letters of Credit.

         "LETTER OF CREDIT MATURITY DATE" shall mean February 1, 2001 or such earlier date as established in a particular Letter of Credit on which date such Letter of Credit terminates whether by the lapse of time, demand for payment, acceleration or otherwise; provided, however, if any such date is not a Business Day, then the Letter of Credit Maturity Date shall be the next succeeding Business Day.

         "LETTER OF CREDIT MAXIMUM AMOUNT" shall mean the lesser of (a) ONE HUNDRED MILLION DOLLARS ($100,000,000.00), or (b) the Borrowing Base Limitation.

         "LIEN" shall mean any valid and enforceable interest in any property, whether real, personal or mixed, securing an indebtedness, obligation or liability owed to or claimed by any Person other than the owner of such property, whether such indebtedness is based on the common law or any statute or contract and including, but not limited to, a security interest, pledge mortgage, assignment, conditional sale, trust receipt, lease, consignment or bailment for security purposes.

         "LOAN DOCUMENTS" shall mean collectively, this Agreement, any Letter of Credit, any reimbursement agreement or other documentation executed in connection with any Letter of Credit, and any other documents, instruments or agreements evidencing, governing, securing, guaranteeing or otherwise relating to or executed pursuant to or in connection with any of the Indebtedness or any Loan Document (whether executed and delivered prior to, concurrently with or subsequent to this Agreement), as such documents may have been or may hereafter be amended from time to time.

         "LOAN PARTY" shall mean Borrower, each of its Subsidiaries (whether or not a party to any Loan Document) and each other Person who or which shall be liable for the payment or performance of all or any portion of the Indebtedness or who or which shall own any property that is subject to (or purported to be subject to) a Lien which secured all or any portion of the Indebtedness.

         "MATERIAL ADVERSE EFFECT" shall mean any act, event, condition or circumstance which could materially and adversely affect the business, operations, condition (financial or otherwise), performance or assets of any Loan Party, the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it 'is bound or the enforceability of any Loan Document.

         "MAXIMUM LEGAL RATE" shall mean the maximum rate of nonusurious interest per annum permitted to be paid by Borrower or, if applicable, another Loan Party or received by Bank with respect to the applicable portion of the Indebtedness from time to time under applicable state or federal law as now or as may be hereafter in effect, including, as to Chapter 1 D of Title 79 Vernon's Texas Civil Statutes (and as the same may be incorporated by reference in other Texas statutes), but otherwise without limitation, that rate based upon the "WEEKLY CEILING RATE" (defined in Chapter 303 of the Texas Finance Code).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any Person succeeding to the present powers and functions of the Pension Benefit Guaranty Corporation.

         "PENSION PLAN(S)" shall mean any and all employee benefit pension plans of Borrower and/or any of its Subsidiaries in effect from time to time, as such term is defined in ERISA.

         "PERSON" or "PERSON" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

         "REIMBURSEMENT OBLIGATIONS" shall mean, at any time and in respect of all Letters of Credit, the aggregate obligations any Loan Party, then outstanding or which may thereafter arise, to reimburse the Bank for any amount paid or incurred by the Bank in respect of any and all drawings under such Letter of Credit, together with any and all other Indebtedness, obligations and liabilities of any Loan Party to Bank related to such Letter of Credit arising under this Agreement, any Letter of Credit application or any other Loan Document.

         "SUBSIDIARY" shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

         "TANGIBLE NET WORTH" shall mean, with respect to any Person and as of any applicable date of determination, (a) the net book value of all assets of such Person (excluding Affiliate Receivables, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, an all other intangible assets of such Person), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (b) all Debt of such Person at such time.

         "TAX REFUNDS" shall mean refunds or claims for refunds of any taxes at any time paid by Borrower to the United States of America or any state, city, county or other governmental entity.

         "TELEPHONE NOTICE AUTHORIZATION" shall mean an agreement in form satisfactory to Bank authorizing telephonic and facsimile notices of borrowing and establishing a codeword system of identification in connection therewith.

         "UCC" shall mean the Uniform Commercial Code as adopted and in force in the State of Texas, as amended.

                          FINANCIAL COVENANTS ADDENDUM

SECTION 1.        FINANCIAL COVENANTS.

         1.1 TANGIBLE NET WORTH. Maintain a Tangible Net Worth at all times of not less than the amount set forth below during the corresponding period set forth below:

              Period                                       Amount
              ------                                       ------
      As of April 30, 2000                            $ 95,000,000.00
      As of June 30, 2000                             $ 80,000,000.00
      As of September 30, 2000                        $120,000,000.00
      As of December 31, 2000                         $ 65,000,000.00

                                        1

                 LOAN TERMS. CONDITIONS AND PROCEDURES ADDENDUM

SECTION 1.        LETTER OF CREDIT FACILITY

         1.1      LETTERS OF CREDIT.

                  (a) LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and the other Loan Documents, the Bank shall, upon request from Borrower from time to time prior to the Letter of Credit Maturity Date, issue one or more Letters of Credit. The Letter of Credit Liabilities shall not exceed the Letter of Credit Maximum Amount. Letters of Credit may be issued to facilitate orders by Borrower for Tandy Corporation to manufacture the :Cue:C.A.T. product. No Letter of Credit shall have a stated expiration date later than February 1, 2001.

                  (b) LETTER OF CREDIT FEE. Borrower shall pay to Bank a fee based upon the following fee schedule:

                                    1% per annum on that portion of Letter of Credit Liabilities between $0 and $19,999,999, and

                                    0.75% per annum on that portion of Letter of Credit Liabilities between $20,000,000 and $29,999,999, and

                                    0.375% per annum on that portion of Letter of Credit Liabilities at or above $30,000,000.

                           Such fee shall be computed on a daily basis and shall be payable monthly in arrears. Bank shall invoice Borrower for such fees, which invoice shall be due and payable within fifteen (15) days after receipt.

                  (c) Notwithstanding anything contained in this Agreement to the contrary, the Letter of Credit Liabilities shall not exceed the Letter of Credit Maximum Amount. If said limitations are exceeded at anytime, Borrower shall immediately, without demand by Bank, pay to Bank an amount not less than such excess, or, if Bank, in its sole discretion, shall so agree, Borrower shall provide Bank cash collateral in an amount not less than such excess, and Borrower hereby pledges and grants to Bank a security interest in such cash collateral so provided to Bank.

                  (d) ADDITIONAL PROVISIONS. The following additional provisions shall apply to each Letter of Credit:

                           (i) Borrower shall give the Bank written notice requesting each issuance of a Letter of Credit hereunder not less than five (5) Business Days prior to the requested issuance date and shall furnish such additional information regarding such transaction as Bank may request. The issuance by Bank of each Letter of Credit shall, in addition to the conditions precedent set forth elsewhere in this Agreement, be subject to the conditions precedent that:

                                    (A)      such Letter of Credit shall be in
                                             form and substance satisfactory to
                                             Bank;

                                    (B)      Borrower shall have delivered to
                                             Bank (a) one or more certificates
                                             of deposit issued by Comerica
                                             Bank-Texas in the name of Borrower
                                             in an aggregate amount equal to or
                                             greater than the aggregate amount
                                             available to be drawn under such
                                             Letter of Credit, and (b) a
                                             Security Agreement in form and
                                             substance acceptable to Bank
                                             evidencing the pledge of such
                                             certificate(s) of deposit as
                                             Collateral for the issuance of the
                                             Letter of Credit;

                                    (C)     Borrower shall have executed and
                                            delivered such applications and
                                            other instruments and agreements
                                            relating to such Letter of Credit as
                                            Bank shall have requested and are
                                            not inconsistent with the terms of
                                            this Agreement;

                                    (D)      each of the following statements
                                             are true as of the date of issuance
                                             of such Letter of Credit with
                                             respect to issuance of the same and
                                             constitute representations,
                                             warranties and certifications by
                                             Borrower that (1) both before and
                                             after the issuance of such Letter
                                             of Credit, the obligations set
                                             forth in the Loan Documents are and
                                             shall be valid, binding and
                                             enforceable obligations of each
                                             Loan Party, as applicable; (2) all
                                             terms and conditions precedent to
                                             the issuance of such Letter of
                                             Credit have been satisfied, and
                                             shall remain satisfied through the
                                             date of such Letter of Credit; (3)
                                             the issuance of such Letter of
                                             Credit will not cause the Letter of
                                             Credit Liabilities to exceed the
                                             Letter of Credit Maximum Amount;
                                             (4) no Default or Event of Default
                                             shall have occurred or be in
                                             existence, and none will exist or
                                             arise upon the issuance of such
                                             Letter of Credit; (5) the
                                             representations and warranties
                                             contained in the Loan Documents are
                                             true and correct in all material
                                             respects and shall be true and
                                             correct in all material respects as
                                             of the issuance of such Letter of
                                             Credit; and (6) the
                                            issuance of such Letter of Credit
                                            will not violate the terms or
                                            conditions of any contract,
                                            indenture, agreement or other
                                            borrowing of any Loan Party, and the
                                            submission of an application for
                                            issuance of a Letter of Credit shall
                                            constitute a representation,
                                            warranty and certification of
                                            Borrower to that effect; and

                                    (E)     no Letter of Credit may be issued if
                                            after giving effect thereto, the
                                            Letter of Credit Liabilities would
                                            exceed the Letter of Credit Maximum
                                            Amount.

                           (ii)     Borrower shall be irrevocably and
                                    unconditionally obligated forthwith to
                                    reimburse Bank for any amount paid by Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived.

                  (e) INDEMNIFICATION; RELEASE. Borrower hereby indemnifies and agrees to defend and hold harmless Bank and its officers, directors, employees, agents and representatives from and against any and all claims and damages, losses, liabilities, costs or expenses which any such indemnified party may incur (or which may be claimed against Bank or any such indemnified party by any person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; PROVIDED that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, or (ii) by the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under application law.

SECTION 2.        PAYMENTS, RECOVERIES AND COLLECTIONS

         2.1      LEFT BLANK INTENTIONALLY.

         2.2 BANK'S BOOKS AND RECORDS. The amount and date of each Letter of Credit hereunder and the amount of Letter of Credit Liabilities shall be noted on Bank's books and records, which shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to pay to Bank all amounts owing to Bank under or pursuant to the Loan Documents, in each case, when due in accordance with the terms hereof or thereof.

         2.3 PAYMENTS ON NON-BUSINESS DAY. In the event that any payment of any principal, interest, fees or any other amounts payable by Borrower under or pursuant to any Loan Document shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the Applicable Interest Rate(s) for and during any such extension.

         2.4 PAYMENT PROCEDURES. Unless otherwise expressly provided in a Loan Document, all sums payable by Borrower to Bank under or pursuant to any Loan Document, whether principal, interest, or otherwise, shall be paid, when due, directly to Bank at the office of Bank identified on the signature page of this Agreement, or at such other office of Bank as Bank may designate in writing to Borrower from time to time, in immediately available United States funds, and without setoff, deduction or counterclaim. Bank may, in its discretion, charge any and all deposit or other accounts (including, without limitation, any account evidenced by a certificate of deposit or time deposit) of Borrower maintained with Bank for all or any part of any Indebtedness then due and payable; provided, however, that such authorization shall not affect Borrower's obligations to pay all Indebtedness, when due, whether or not any such account balances maintained by Borrower with Bank are insufficient to pay any amounts then due,

         2.5 MAXIMUM INTEREST RATE. At no time shall any Default Rate under this Agreement, or otherwise in respect of any Indebtedness hereunder, exceed the Maximum Legal Rate, giving due consideration to the execution of this Agreement. In the event that any interest is charged or otherwise received by Bank in excess of the Maximum Legal Rate, Borrower hereby acknowledges and agrees that any such excess interest shall be the result of an accidental and bona fide error, and any such excess shall be deemed to have been payments of principal, and not of interest, and shall be applied, first, to reduce the principal Indebtedness then outstanding, second, any remaining excess, if any, shall be applied to reduce any other Indebtedness, and third, any remaining excess, if any, shall be returned to Borrower. Notwithstanding the foregoing or anything to the contrary contained in this Agreement or any other Loan Document, but subject to all limitations contained in this paragraph, if at anytime any Default Rate or other rate of interest applicable to any portion of the Indebtedness is computed on the basis of the Maximum Legal Rate, any subsequent reduction in the Default Rate or such other rate of interest shall not reduce such interest rate thereafter payable below the Maximum Legal Rate until the aggregate amount of interest accrued equals the total amount of interest that would have accrued if interest had, at all times, been computed solely on the basis of the Default Rate or such other interest rate. This paragraph shall control all agreements between the Borrower and the Bank.

         2.6 RECEIPT OF PAYMENTS BY BANK. Any payment by Borrower of any of the Indebtedness made by mail will be deemed tendered and received by Bank only upon actual receipt thereof by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or in any other manner, and such payment shall not be deemed to have been made in a timely manner unless actually received by Bank on or before the date due for such payment, time being of the essence. Borrower expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by

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Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and any failure to pay the entire amount then due shall constitute and continue to be an Event of Default hereunder. Bank shall be entitled to exercise any and all rights and remedies conferred upon and otherwise available to Bank under any Loan Document upon the occurrence and during the continuance of any such Event of Default. Prior to the occurrence of any Default, Borrower shall have the right to direct the application of any and all payments made to Bank hereunder to the Indebtedness. Borrower waives the right to direct the application of any and all payments received by Bank hereunder at any time or times after the occurrence and during the continuance of any Default. Borrower further agrees that after the occurrence and during the continuance of any Default, or prior to the occurrence of any Default if Borrower has failed to direct such application, Bank shall have the continuing exclusive right to apply and to reapply any and all payments received by Bank at any time or times, whether as voluntary payments, proceeds from any Collateral, offsets, or otherwise, against the Indebtedness in such order and in such manner as Bank may, in its sole discretion, deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower hereby expressly agrees that, to the extent that Bank receives any payment or benefit of or otherwise upon any of the Indebtedness, and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any bankruptcy act, state or federal law, common law, equitable cause or otherwise, then to the extent of such payment or benefit, the Indebtedness, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made or received by Bank, and, further, any such repayment by Bank shall be added to and be deemed to be additional Indebtedness.

         2.7 SECURITY. Payment and performance of the Indebtedness shall be secured by Liens on the Collateral of Borrower and such other Loan Parties as Bank may require from time to time.

SECTION 3.        CONDITIONS PRECEDENT

         3.1 CONDITIONS PRECEDENT TO FIRST LETTER OF CREDIT. The obligation of the Bank to issue the first Letter of Credit under or pursuant to this Agreement shall be subject to the following conditions precedent:

                  (a) EXECUTION OF THIS AGREEMENT AND OTHER LOAN DOCUMENTS. Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to Bank, this Agreement and all other Loan Documents, and this Agreement (including all addenda, schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto) and all other Loan Documents shall be in full force and effect and binding and enforceable obligations of Borrower and, to the extent that it is a party thereto or otherwise bound thereby, of each other Person who may be a party thereto or bound thereby.


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



                  (b) AUTHORITY DOCUMENTS. Bank shall have received: (i) copies of resolutions of the board of directors, partners or members or managers, as applicable, of each Loan Party evidencing approval of the borrowing hereunder and the transactions contemplated by the Loan Documents, and authorizing the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party or by which it is otherwise bound, which resolutions shall have been certified by a duly authorized officer, partner or other representative, as applicable, of each Loan Party as of the date of this Agreement as being complete, accurate and in full force and effect; (ii) incumbency certifications of a duly authorized officer, partner or other representative, as applicable, of each Loan Party, in each case, identifying those individuals who are authorized to execute the Loan Documents for and on behalf of such Person(s), respectively, and to otherwise act for and on behalf of such Person(s); (iii) certified copies of each of such Person(s)' articles of incorporation and bylaws, partnership agreement, certificate of limited partnership, articles of organization, regulations or operating agreement, as applicable, and all amendments thereto; and (iv) certificates of existence, good standing and authority to do business, as applicable, certified substantially contemporaneously with the date of this Agreement, from the state or other jurisdiction of each of such Person(s)' organization and from every other state or jurisdiction in which such Person is required, under applicable law, to be qualified to do business.

                  (c) COLLATERAL DOCUMENTS. As security and support for the payment and performance of all Indebtedness of Borrower to Bank, Borrower shall have furnished, executed and delivered to Bank, or shall have caused to have been furnished, executed and delivered to Bank, prior to or concurrently with the Disbursement Date for the initial Letter of Credit hereunder, in form satisfactory to Bank, the following documents, and Bank shall have received proof that appropriate security agreements, financing statements, mortgages, deeds of trust, collateral and other documents covering the Collateral shall have been executed and delivered by the appropriate Persons and recorded or filed in such jurisdictions and such other steps shall have been taken as necessary to perfect the Liens granted thereby:

                           (i) one or more certificates of deposit issued by Comerica Bank-Texas in the name of Borrower in an aggregate amount equal to or greater than the amount available to be drawn under such initial Letter of Credit;

                           (ii) security agreement in form and substance acceptable to Bank evidencing the pledge of the certificate(s) of deposit referenced in
                                    (i) above as Collateral for the issuance of the initial Letter of Credit;

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



                           (iii) financing statements required or requested by Bank to perfect all security interests to be conferred upon Bank under the Loan Documents and to accord Bank a perfected security position in the Collateral;

                           (iv) such additional documents or certificates as may be required by Bank and/or required under the terms of any and every Loan Document; and

                           (v) such other documents or agreements of security and appropriate assurances of validity, perfection and priority of Lien as Bank may request.

                  (d) LEGAL OPINION LETTER. Borrower shall have furnished to Bank an opinion of Borrower's legal counsel, dated as of the date of this Agreement, and covering such matters as are required by Bank and which is otherwise satisfactory in form and substance to Bank.

                  (e) LICENSES, PERMITS, APPROVALS, ETC. To the extent necessary and applicable, Borrower shall have received any and all necessary authorizations, approvals and consents from all applicable Governmental Authorities in respect of the issuance of any Letters of Credit hereunder, the Loan Documents and the transactions contemplated by any Loan Document; and Bank shall have also received copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any Governmental Authority or any securities exchange or other Person obtained or made by Borrower or any other Person in connection with the transactions contemplated by the Loan Documents and which is material to the financial condition of Borrower or such other Person or the conduct of its business or the transactions contemplated hereby or the Collateral.

                  (f) UCC LIEN SEARCH. Bank shall have received UCC, tax lien and judgment lien record and copy searches (and, if any collateral constitutes Intellectual Property, patent, copyright and trademark searches), disclosing no notice of any Liens or encumbrances filed against any of the Collateral.

                  (g) CASUALTY INSURANCE. Borrower shall have furnished to Bank, or cause to have been furnished to Bank, in form and content and in amounts and with companies satisfactory to Bank, certificates evidencing casualty insurance policies relating to the assets and properties (including, but not limited to, the Collateral) of Borrower and any applicable Loan Party.


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



                  (h) APPROVAL OF BANK COUNSEL. All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been satisfactory to and approved by legal counsel for Bank, and said counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have requested.

                  (i) COMPLIANCE WITH CERTAIN DOCUMENTS AND AGREEMENTS. Each Loan Party shall have each performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.

                  (j) OTHER DOCUMENTS AND INSTRUMENTS. Bank shall have received such other instruments and documents (not inconsistent with the terms hereof) as Bank may request in connection with the issuance of any Letters of Credit hereunder, and all such instruments and documents shall be satisfactory in form and substance to Bank.

         3.2 CONDITIONS PRECEDENT TO ISSUANCE OF ALL LETTERS OF CREDIT. In addition to any other terms and conditions set forth in this Agreement, including, without limitation, those set forth in SECTION 3.1 above, the obligation of Bank to issue any Letter of Credit under this Agreement, including, without limitation, the initial Letter of Credit hereunder, shall be further subject to the satisfaction of each of the following conditions precedent on or before the Disbursement Date for such Letter of Credit:

                  (a) LOAN DOCUMENTS BINDING AND ENFORCEABLE. All Loan Documents shall be in full force and effect and binding and enforceable obligations of each Loan Party.

                  (b) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects.

                  (c) NO DEFAULT OR MATERIAL ADVERSE CHANGE. No Default or Event of Default shall have occurred and be continuing; there shall have been no material adverse change in the condition (financial or otherwise), properties, business, or operations of any Loan Party since the date of the Financial Statements most recently delivered to Bank prior to the date of this Agreement; and no provision of law, any order of any Governmental Authority, or any regulation, rule or interpretation thereof, shall have had any material adverse effect on the validity or enforceability of any Loan Document.

                  (d) COLLATERAL SOURCE. Borrower shall provide to Bank such documentation and other evidence satisfactory to Bank that the source of funds utilized by the Borrower to provide Collateral for any Letter of Credit complies with covenants set forth in Section
                           4.7 and Section 5.3 of the Agreement.



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